Exhibit 99.2



                        JOINT FILERS' NAMES AND ADDRESSES


1. Warburg Pincus IX LLC
2. Warburg Pincus Partners LLC
3. Warburg Pincus LLC
4. Warburg Pincus & Co.
5. Charles R. Kaye
6. Joseph P. Landy



 The business address for all six of the above reporting persons is:

 c/o Warburg Pincus LLC
 466 Lexington Avenue
 New York, NY 10017